INVENTORY NOTE
                                  (ELECTRONICS)

$1,788,213.45, subject  to  adjustment                           June 1,  2001

     FOR VALUE RECEIVED, the undersigned ALTON DIVERSIFIED TECHNOLOGIES, INC., a California corporation ("Alton"), hereby promises to pay to the order of I-PAC MANUFACTURING, INC., a California corporation (including its successors, transferees and assigns, "Electronics" or "Payee"), c/o Celtic Capital Corporation ("Celtic") at its office at 2951 28th Street, Suite 2030, Santa Monica, CA 90405 or at such other place as Payee may designate in writing, in lawful money of the United States of America and in immediately available funds, the principal amount of One Million Seven Hundred Eighty Eight Thousand, Two Hundred Thirteen and 45/100 Dollars ($1,788,213.45) (which represents the agreed gross inventory value of Electronics' inventory whether or not such inventory is useable as of the date hereof and pursuant to the attached Schedule
1), which amount is subject to adjustment pursuant to the third paragraph of this Note (the "Loan"), with interest thereon from the date hereof until maturity, at a fluctuating rate per annum equal at all times to the sum of (a) the rate of interest per annum announced by Wells Fargo Bank, N.A. at its head office in San Francisco, California from time to time as its "prime rate" or "reference rate" plus (b) one and one-quarter percent (1.25%) per annum.

     Interest on the Loan shall be payable in arrears on the first business day of each calendar month, commencing on September 4, 2001, and on the date on which the Loan is paid in full. Principal of the Loan shall be payable in installments as follows: June 18, 2001 - $130,000; September 1,
2001  - $25,000; October 1, 2001 - $75,000; November 1, 2001 - $75,000; December
1, 2001 - $75,000; 11 installments of $117,350.00 each, commencing on January 1, 2002 and ending on November 1, 2002, and a final installment of $117,363.45 (plus accrued but unpaid interest) payable on December 1, 2002. If a scheduled payment date is not a business day, the payment shall be due on the first business day after the scheduled payment date.

If and so long as the principal amount of the Loan does not exceed the amount first set forth above (after adjusting for any repayments of principal), the principal amount of the Loan shall be adjusted as follows:

(1) Interest Adjustment. On September 4, 2001 the principal amount of the Loan shall be increased by the amount equal to the amount of interest accrued on the Loan from and including the date of this Note to but excluding September 4, 2001. Such increase shall be reflected in Addendum No. 1 to this Note. Addendum No. 1 shall also set forth the new principal amortization schedule for the remaining term of this Loan.

(2) Interim Adjustment. On December 4, 2001, Alton and Electronics (even if Electronics has assigned this Note to Celtic) shall, acting in good faith and using their reasonable business judgment, adjust and restate the remaining balance of the principal amount of the Loan to reflect the value as of the date hereof of "Useable Inventory" remaining from the inventory purchased from Electronics as of the date hereof. "Useable Inventory" for purposes of this Note will be inventory purchased from Electronics as of the date hereof which (i) was actually consumed through December 4, 2001, or (ii) is expected to be used in products for current customers based on existing orders or customer forecast requirements. If Useable Inventory at December 4, 2001 is determined to be greater than the agreed value of Useable Inventory as reflected on Schedule 1, the principal amount of this Loan may be adjusted upward but not higher than the initial principal amount of this Note. To the extent remaining inventory purchased from Electronics is not determined to be Useable Inventory, it will be revalued downward to 5% of value used to determine the gross inventory value on
Schedule 1 hereof and the principal balance of this Note adjusted accordingly. The sum of the value of Useable Inventory at December 4, 2001 and 5% of the value of the unuseable inventory will be the interim principal amount of the Loan and the Note will be adjusted and restated accordingly. A new principal amortization schedule (taking into account prior payments of principal and interest) will be determined and recorded on Addendum No. 2 to this Note, provided that (i) the total amount of principal to be paid on this Loan shall never exceed the initial principal amount of this Note, (ii) it is understood and agreed that certain payments that may originally have been applied to interest may be reapplied to principal, and (iii) in no case will this adjustment cause the remaining principal to fall below what Alton has cumulatively paid to the date of the adjustment.

(3)     Final  Adjustment.  On  June  4,  2002,  Alton  and Electronics (even if
Electronics has assigned this Note to Celtic) shall, acting in good faith and using their reasonable business judgment, adjust and restate the remaining balance of the principal amount of the Note to reflect the value as of the date hereof of "Useable Inventory" remaining from that purchased from Electronics as of the date hereof, which (i) was actually consumed through June 4, 2001, or ii) is expected to be used in products for current customers based on existing orders. To the extent remaining inventory purchased from Electronics is not determined to be Useable Inventory, it will be revalued downward to 5% of value used to determine the gross inventory value on Schedule 1 hereof. The sum of the value of Useable Inventory and 5% of the value the unuseable inventory will be the final principal amount of the Loan. A new principal amortization schedule (taking into account prior payments of principal and interest) will be determined and recorded on Addendum No. 3 to this Note, provided that (i) the total amount of principal to be paid on this Loan shall never exceed the initial principal amount of this Note, (ii) it is understood and agreed that certain payments that may originally have been applied to interest may be reapplied to principal and (iii) in no case will this adjustment cause the remaining principal to fall below what Alton has cumulatively paid to the date of the adjustment.

Any amount of principal or interest on this Note that is not paid when due shall bear interest, payable on demand, until such amount is paid in full, at the rate of 12% per annum.

This Note is entered into pursuant to the Asset Purchase Agreement dated as of June 1, 2001 among I-PAC Manufacturing, Inc., a California corporation ("Electronics"), Electronics, Alton and National Manufacturing Technologies, Inc., a California corporation, and evidences part of the purchase-price obligations thereunder.

If an Event of Default (as defined in the Security Agreement dated as of June 1, 2001 made by Alton in favor of Electronics ) occurs and is continuing, Payee may, by notice to Alton, declare the Loan, all interest thereon and all other amounts payable under this Note to be forthwith due and payable, whereupon the Loan, all such interest and all such other amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Alton. No failure to exercise, or delay in exercising, any right hereunder on the part of Payee shall operate as a waiver of any such rights.

Alton and Payee intend that the Loan be in strict compliance with any applicable usury law. In furtherance thereof, Alton and Payee agree that none of the terms of this Note shall ever be construed to create a contract to pay interest or its equivalent at a rate in excess of the maximum interest rate permitted by applicable law. Accordingly, if a court determines that the usury law of any jurisdiction applies to the Loan: (1) neither Alton nor any endorsers or other parties now or hereafter becoming liable for payment of this Note shall ever be required to pay interest on this Note at a rate in excess of the maximum interest that may be lawfully charged under applicable law, and the provisions of this paragraph shall control over all other provisions of this Note; (2) if the maturity of this Note is accelerated for any reason or if the principal of this Note is paid before the end of the term of this Note, and in either case the interest received for the actual period of existence of the Loan would be unlawful, Payee will, at its option, either refund to Alton the amount of such excess or credit the amount of such excess against the principal balance of this Note then outstanding; and (3) in the event that Payee collects money that is deemed to constitute interest that would increase the effective interest rate on this Note to a rate in excess of that permitted by applicable law, all such sums deemed to constitute interest in excess of the legal rate shall, upon such determination, at Payee's option, be immediately returned to Alton or credited against the principal balance of this Note then outstanding.

Alton will reimburse Payee for all reasonable attorneys' fees, costs and expenses incurred by Payee in connection with the enforcement of Payee's rights under this Note, including, without limitation, for (1) trial and appellate proceedings, out-of-court negotiations, workouts and settlements and (2) enforcement of Payee's rights under any state or federal statute, including, without limitation, in protecting Payee's security and in bankruptcy and insolvency proceedings.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA.
ALTON  DIVERSIFIED  TECHNOLOGIES,  INC.

By: /S/ Lyle Jensen
    ---------------
Name:     Lyle  Jensen
Title:    Chief  Executive  Officer